UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 9, 2018

SIERRA BANCORP

(Exact name of registrant as specified in its charter)

_____________

California	000-33063	33-0937517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 North Main Street, Porterville, CA  93257
(Address of principal executive offices)                  (Zip code)

(559) 782-4900
(Registrant’s telephone number including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01other events

On August 9, 2018, Sierra Bancorp determined that a certain loan participation purchased in the amount of approximately $10 million will be placed on non-accrual status, and a loss allowance of approximately $2 million will be established for the credit.  The loan is secured by a non-owner occupied retail property located in the Sacramento area.  A portion of the loan balance will likely be charged off against the allowance prior to the end of the third quarter of 2018, although the precise loss amount cannot be confirmed until the Company receives its own independent appraisal of the project.

Up to this point loan payments have been current and the loan has maintained a reasonable debt service coverage ratio.  However, the decision to downgrade the loan and establish a specific loan loss allowance was made pursuant to very recent notification to the Company from the syndicate’s lead bank, 1) that the borrower has notified them of the borrower’s intent to discontinue servicing payments on the loan, and 2) that the property’s appraised value has declined significantly as a result of a drop in retail activity, deferred maintenance and occupancy issues.  It appears possible that the lead bank will accept a deed in lieu of foreclosure in the near future, in which case the nonperforming loan balance would transition to “other real estate owned.”

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 10, 2018	SIERRA BANCORP By: /s/ Kenneth R. Taylor Kenneth R. Taylor Executive Vice President & Chief Financial Officer